Exhibit 99.1
CORPORATE PROFILE

FORWARD — LOOKING STATEMENTS This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses or other financial items; statements of management’s plans, strategies and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forwardlooking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC filings, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

TABLE OF CONTENTS Chairman’s Message . . . . . . . . . . . . . . . . . . . . . . 2 Financial & Statistical Highlights . . . . . . . . . . . . . 8 Corporate Governance. . . . . . . . . . . . . . . . . . . . 10 Corporate Profile . . . . . . . . . . . . . . . . . . . . . . . . 12 Company Resources . . . . . . . . . . . . . . . . . . . . . . 14 Sales & Marketing . . . . . . . . . . . . . . . . . . . . . . . 22 Shareholder Value . . . . . . . . . . . . . . . . . . . . . . . 52 Corporate Information . . . . . . . . . . . . . . . . . . . 54 Shareholder & Investor Information . . . . . . . . 55 Appendix. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56 The accompanying financial information should be read in conjunction with the company’s 2004 Annual Report on Form 10-K, 2005 Quarterly Reports on Form 10-Q, and any current reports on Form 8-K available at www.csx.com. 2

CHAIRMAN’S MESSAGE Dear Investor: This inaugural edition of CSX’s Corporate Profile details the scope and strength of our company and the outlook for the future. It describes the factors that have driven CSX’s growth over the past three years and the reasons to expect further progress in both the near and long term. The trends clearly show the factors coming together to foster a rail renaissance in North America. CSX is positioning itself to leverage those factors. With U.S. consumption increasing and with more of that consumption being met through imports, supply chains are extending and the long-haul nature of transportation requirements tend to be more beneficial to railroads. Combined with motor carriers evolving their business models to meet the challenges of higher fuel costs, highway congestion and driver shortages, railroads are now seeing new long-haul opportunities. CSX is at the center of the increasing U.S. consumption with its ownership of an extensive rail network that serves every major metropolitan area in the densely populated eastern United States. That network spans 23 states and two Canadian provinces with more than 22,000 route miles, and serves more than 70 ocean and river ports. It further extends its western reach to the Pacific through carrier alliances with the major western railroads. In short, CSX is well positioned to capitalize on the benefits of the global economy. POSITIONED FOR GROWTHCSX, through its Surface Transportation businesses, operates both merchandise and intermodal routes, including the I-95 corridor from New York to Florida, the I-90 corridor from Chicago to New York, and the southeastern corridor from Chicago into the nation’s fast-growing Sunbelt region. At the heart of this network are vast eastern coal reserves to supply utilities and industries.

In addition to the physical assets necessary to compete and grow in today’s transportation marketplace, there are more than 33,000 dedicated Surface Transportation employees who make a difference every day – meeting the needs of our customers, delivering value for our shareholders, and helping our communities through public service projects and charitable activities. Strong physical assets and dedicated employees, in combination with changes in the competitive transportation marketplace, are helping to make CSX an integral part of the global supply chain. The Transportation Services Index, published by the U.S. Department of Transportation for the last 14 years, has remained at an all-time high for the past several quarters. CSX and the rail industry are seeing the benefits of an environment in which the demand for freight transportation exceeds capacity across almost all modes of transportation. Congestion on the nation’s aging highway system and limited prospects for new interstate highway construction suggest that more customers will look to the rail industry to deliver their raw materials and products to market. The trucking industry – which is both our competitor and our customer – faces higher fuel and insurance costs as well as driver shortages. CSX and the rail industry are finding that because of these challenges, some of the major trucking companies are re-examining their business models, moving to a model where they perform local moves and contract with railroads and intermodal companies to do long-haul shipments. It’s a network and a formula to establish the foundation for growth in all of our markets: intermodal, coal, merchandise and automobiles. The recent record of hitting financial targets is also underscoring this foundation for sustainable growth. Yet CSX understands that real credibility is built over the long term. That’s why CSX is so focused on establishing and building a platform for sustained service improvement and growth.

CHAIRMAN’S MESSAGE (CONTINUED) BUILDING FOR THE FUTURE CSX is committed to continuous improvement and building for the future as demonstrated by these 2004 accomplishments: • Implementation of the ONE Plan, which is designed to simplify and optimize our rail operating network through reduced terminal handlings and more efficient routings of merchandise and automobile traffic. • CSX Intermodal’s implementation of a Network Simplification Initiative that specialized and simplified its network, reducing the amount of sorting required at key intermodal hubs and improving service on core lanes. • Conclusion of a difficult but necessary restructuring initiative that reduced the management staff by approximately 900 positions. The organization is now leaner, more nimble and more responsive, and there is an increased accountability for obtaining the right results in the right way. With supply chains extending, increasing consumption in major markets, and a favorable environment for converting highway shipments to rail, the pricing of rail transportation services has changed fundamentally. In addition to pricing CSX’s services to reflect their increased value, other yield management improvements and the company’s fuel surcharge cost recovery program also have contributed to improved financial performance. With an excellent transportation network and a management team united by core values and a commitment to integrity, CSX will become a leading participant in the renaissance of the North American rail industry. Long-term trends favor the growth of rail transportation, and CSX is well positioned to capitalize on those trends to provide sustainable value to shareholders, customers and the communities we serve. Sincerely, Michael Ward

CSX CORE VALUES 5 More than just miles of track and numbers of railcars and locomotives, the true measure of CSX lies in its core values, which guide business decisions and create an environment that allows employees to develop and produce superior results. These values form the guideposts for CSX’s more than 33,000 Surface Transportation employees whose daily efforts combine to enhance value to customers and shareholders. It starts with the customer.Focusing on safety and service, the company’s core values start with its customers. Reliable service is the steppingstone to growth. By anticipating and meeting customers’ needs and making it easier for them to conduct business with the company, CSX not only retains its customer base but also expands it. People make the difference.Each CSX employee adds value to the company while growing professionally and personally. Expectations are high, but not out of reach, and success is celebrated. Employees treat each other with respect and dignity. Safety is a way of life.Safety is a way of life, encompassing every aspect of company operations. Employees at all levels are empowered to follow the company’s safety philosophy: “No job is so important, no service so urgent, that we cannot take the time to perform all work safely.” Fact-based.CSX is a fact-based organization. The company measures customer-based performance and improves performance with facts. Employees concern themselves with validation over speculation, and focus on solving problems rather than treating symptoms. Right results, right way.CSX insists on achieving the right results, the right way. The company believes in being a positive influence on the communities it serves and the environment in which it operates. Ethical behavior is an absolute requirement at CSX. Direct feedback – focused on solutions rather than blame – is the norm. Together, management and employees not only live by but also have rallied around these core values. They contribute intangible value to CSX, beyond the inventory of assets, and provide a platform for sustained, long-term growth.

Extending The Supply Chain



Seattle
Portland
Pacific Ocean
San Francisco
Los Angeles
Laredo
U.S. Consumption
($ in trillions, indexed to 2000)
$7.12
$7.36
$7.63
'02
'03
'04
U.S. Imports
($ in trillions, indexed to 2000)
$1.48
$1.55
$1.70
'02
'03
'04

6

“DRIVING CSX MARKETS I S THE NATION ’S SHIFT TOWARD A MORE SERVICE -BASED ECONOMY . AS CONSUMPTION INCREASES , ADDITIONAL IMPORTS ARE REQUIRED TO MEET CONSUMER DEMAND , WHICH EXTENDS THE SUPPLY CHAINS .“ – MICHAEL WARDCSX Rail Network Intermodal Network 7

Financial & Statistical Highlights

Financial Highlights

Dollars in Millions (except per share amounts)	2004	2003	2002
Surface Transportation			
Revenue	$ 8,020	$ 7,439	$ 7,183
Operating Expense	7,027	6,788	6,188
Operating Income	$ 993	$ 651	$ 995
Add (Deduct):			
Restructuring Change — Net	71	22	-
Provision for Casualty Claims	-	229	-
Operating Income - Adjusted	$ 1,064	$ 902	$ 995
Financial Ratios			
Operating Ratio - Adjusted	86.7%	87.9%	86.1%
Net All-in Debt to Capital	51%	54%	57%
Other Information			
Free Cash Flow	$ 461	$ 363	$ 191
Property Additions	$ 1,030	$ 1,059	$ 1,080
Dividends per Share	$ 0.40	$ 0.40	$ 0.40

CSX follows a 52/53-week fiscal reporting calendar. Fiscal year 2004 consisted of a 53-week year ending on December 31, 2004. All 2004 volume and financially related data contained in this book includes the 53rd week.

The company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing the company's business may provide users of the financial information with additional meaningful comparisons of prior reported results. Certain of this information set forth herein may constitute non-GAAP financial measures within the meaning of Regulation G by the Securities and Exchange Commission. A reconciliation of Free Cash Flow to the most directly comparable GAAP financial measure and the computation of Net All-in Debt to Capital is presented on page 61.

Specifically, the company believes that Surface Transportation operating income adjusted for the charges listed above provides useful information to management and investors for evaluating and understanding the company's ongoing or core business performance.

8

Statistical Highlights

	2004	2003	2002
Volume (in thousands)			
Carloads	7,530	7,283	7,091
Gross Ton Miles	467.8	447.9	438.1
Surface Transportation Resources			
Employees	33,591	34,084	35,402
Route Miles	22,153	22,841	23,160
Locomotives	3,710	3,616	3,573
Freight Cars	104,714	106,869	109,815
Safety			
Personal Injury Frequency Index (per 200,000 man-hours)	2.29	2.30	1.98
FRA Train Accidents Frequency (per million train miles)	4.48	4.66	3.34
Operations			
Average System Velocity (miles per hour)	20.3	21.1	22.5
Average System Dwell Time (hours)	28.7	25.3	23.2
Average Total Cars on Line	233,271	229,926	229,609
On-time Originations	49.0%	62.0%	76.4%
On-time Arrivals	40.9%	56.9%	76.9%
Average Recrews	63	50	26

Surface Transportation Revenue
($ in millions)



$7,183
$7,439
$8,020
'02
'03
'04

Adjusted Operating Income
($ in millions)



$995
$902
$1,064
'02
'03
'04

Adjusted Operating Ratio



86.1%
87.9%
86.7%
'02
'03
'04

9

C ORPORAT E G OVERNANCECSX and its Board of Directors are committed to sound corporate governance principles and practices that facilitate meeting fiduciary duties to shareholders. Management regularly reviews these principles and practices, and, with oversight from the Governance Committee of the Board, ensures that all CSX companies maintain high standards of corporate governance at all times. As evidence of this, Institutional Shareholder Services (ISS), an independent provider of proxy voting and corporate governance services, recently reported that in 2004 CSX outperformed 91% of the companies in the S&P 500 and 95% of the companies in the transportation industry in corporate governance practices. Board of DirectorsCSX’s Board is comprised of a diverse group of 11 individuals with a broad range of professional experience. Each board committee operates under a written charter that is approved by the full Board, and committee chairs and memberships rotate on a regular basis. The full Board normally meets six times per year, and each committee meets at least four times per year. The Audit and Governance committees meet more often. The Board annually evaluates the performance of each of its directors and his or her independence. In conducting this review, the Board solicits input from all directors and, as appropriate, from management. Each standing Board committee also conducts an annual evaluation of its own performance. The Board’s Audit, Compensation and Governance committees are made up entirely of independent directors. CSX Chairman and CEO Michael Ward is the company’s only non-independent director.

Principles of Corporate GovernanceThe Board has adopted Corporate Governance Guidelines that reflect the high standards that those who deal with the company – employees, investors, customers, vendors, communities or regulators – can expect from CSX. These guidelines include the establishment of qualification criteria for director candidates and the authority of each Board committee to retain outside, independent advisors and consultants when appropriate. Code of EthicsThe CSX Code of Ethics applies to all officers, directors and employees of the corporation and its subsidiaries. The code covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors, executives and employees are expected to comply fully with the Code of Ethics and report any violations. Compliance and Reporting MechanismsAs required by the Sarbanes-Oxley Act of 2002, CSX has improved identification and reporting mechanisms to help prevent or detect inappropriate behavior. • CSX maintains an ethics hotline that operates around the clock. Employees, contractors and customers are encouraged to report any issues or suspected violations. All calls are investigated, and, if warranted, concerns are escalated to the Audit Committee of the Board of Directors. • CSX has provided training on the company’s Code of Ethics to all noncontract employees. Part of the training includes a test that validates their understanding of the materials. Training for contract employees will be conducted in 2005 and 2006. • CSX has maintained effective internal control over financial reporting relating to Section 404 of the Sarbanes-Oxley Act, which requires companies to document and test their internal controls. CSX’s Board committee charters, Corporate Governance Guidelines and Code of Ethics are available at www.csx.com.

C ORPORATE P ROFILEBased in Jacksonville, Fla., CSX Corporation and its principal subsidiaries form one of the nation’s leading transportation companies, directly reaching more than half the nation’s population residing in 23 eastern states and the District of Columbia. The company’s rail subsidiary, CSX Transportation Inc., operates 22,000 miles of rail lines that deliver over 5.2 million carloads of merchandise, coal and automobiles annually. The CSX rail system, which extends into two Canadian provinces, opens world gateways by connecting to more than 70 ports on the Atlantic and Gulf coasts, the St. Lawrence Seaway and the Mississippi River system. The network also connects to more than 200 shortline and regional railroads, which extend the company’s reach to many distribution centers, industries and manufacturers not directly on its lines. The company’s intermodal subsidiary, CSX Intermodal Inc., serves customers from origin to destination with truck and terminal operations, plus a dedicated domestic container fleet. Handling more than 2.3 million trailers and containers in 2004 and connecting more than 75% of the nation’s population, the company offers unparalleled access to most major U.S. markets and ports. CSX also owns two additional transportation subsidiaries, Total Distribution Services, Inc., an organization that provides value-added services to the automotive industry through automobile distribution centers and storage locations; and TRANSFLO ® , Inc., which provides logistical services for transferring products from rail to truck at more than 70 facilities. The rail and intermodal companies, together with Total Distribution Services and TRANSFLO, are viewed by the corporation on a combined basis as Surface Transportation operations. Together, these operations delivered more than 7.5 million carloads and generated annual revenue of more than $8.0 billion in 2004, from four primary business segments: • Merchandise, which delivers nearly 3 million carloads of aggregates, metals, phosphates, fertilizers, food, consumer, agricultural, forest and chemical products annually, generates approximately 50% of the company’s total revenue. • Coal, which delivers more than 1.7 million carloads of coal, coke and iron ore to electric utilities and manufacturers annually, generates more than 22% of CSX’s total revenue.

• Intermodal, which generates 17% of total company revenue, has a 43% market share of intermodal traffic carried in the eastern United States. • Automotive, which delivers one-third of North America’s light vehicle production, contributes over 10% of the company’s total revenue and accounts for more than 500,000 of the company’s 2004 carloads. CSX’s non-transportation holdings include The Greenbrier Resort and Club Management Company, a AAA Five- Diamond resort located in White Sulphur Springs, W.Va; CSX Real Property, an organization responsible for the sale, lease and development of CSX-owned properties; and CSX Technology, a provider of information technology services. In 2004, CSX’s Surface Transportation operations generated adjusted operating income of $1,064 million, representing an 18% increase over the prior year. This improvement was driven by strong revenue growth as a result of the solid national economy, higher demand for rail services and the company’s fuel surcharge program, which helped partially offset higher energy costs. Through the fourth quarter of 2004, CSX achieved 11 consecutive quarters of year-over-year revenue growth and four consecutive quarters of year-over-year adjusted operating income growth, drawing not only from the rebounding economy but also the company’s commitment to increase efficiency and customer service. With an extensive rail system reaching every major population center east of the Mississippi River and a network of intermodal facilities stretching coast to coast, CSX is well positioned to increase value for its customers, the communities it serves and its shareholders.

RAIL INFRASTRUCTURE

MAJOR CSX YARDS AND TERMINALS	2004 AVG. DAILY CARS PROCESSED
Atlanta, Ga.	1,137
Avon (Indianapolis), Ind.	1,509
Baldwin, Fla.	332
Birmingham, Ala.	1,200
Buffalo, N.Y.	1,020
Charleston, S.C.	408
Chicago, Ill.	981
Cincinnati, Ohio	1,590
Cleveland, Ohio	426
Columbus, Ohio	444
Cumberland, Md.	1,100
Curtis Bay (Baltimore), Md.	322
Detroit, Mich.	331
East Savannah, Ga.	489
Erwin, Tenn.	533
Evansville, Ind.	509
Florence, S.C.	422
Greenwich (Philadelphia), Pa.	266
Hamlet, N.C.	1,424
Locust Point (Baltimore), Md.	138
Louisville, Ky.	1,225
Mobile, Ala.	393
Moncrief (Jacksonville), Fla.	668
Montgomery, Ala.	501
Nashville, Tenn.	1,742
New Orleans, La.	673
Richmond, Va.	398
Rocky Mount, N.C.	699
Russell, Ky.	823
Selkirk, N.Y.	1,811
Stanley (Toledo), Ohio	927
Syracuse, N.Y.	447
Tampa, Fla.	289
Walbridge (Toledo), Ohio	648
Waycross, Ga.	2,202
Willard, Ohio	1,495



Detroit
Walbridge
Stanley
Cleveland
Willard
Chicago
Buffalo
Syracuse
Selkirk
Greenwich
Cumberland
Curtis Bay
Locust Point
Columbus
Avon
Cincinnati
Russell
Charleston
Richmond
Norfolk
Louisville
Evansville
Nashville
Erwin
Rocky Mount
Hamlet
Florence
Atlanta
Birmingham
Charleston
E. Savannah
Montgomery
Waycross
Baldwin
Moncrief
Mobile
New Orleans
Tampa
Major Classification Yards and Terminals
Coal Network
I-90 Corridor
I-95 Corridor
Southeastern Corridor
CSX Rail Network

CSX's 22,000-mile rail network covers the densely populated Northeast and growing Southeast, delivering more than 7.5 million merchandise, intermodal, coal and automotive carloads annually to every major metropolitan area east of the Mississippi River.

Serving 23 states, the District of Columbia, Ontario and Quebec, the CSX rail network extends from the highly populated centers of New York, Philadelphia and Boston to the growing Southeast markets of Atlanta, Miami and New Orleans and to the western gateway cities of East St. Louis, Memphis and Chicago.

14

IN ADDITION TO A TRACK NETWORK SERVING MORE THAN HALF THE NATION'S POPULATION, CSX OPENS GATEWAYS TO OVERSEAS MARKETS WITH RAIL SERVICE TO AND FROM MORE THAN 70 PORTS THAT ENCIRCLE THE ENTIRE EASTERN UNITED STATES.

In addition to a track network serving more than half the nation's population, CSX opens gateways to overseas markets with rail service to and from more than 70 ports that encircle the entire eastern United States: from the St. Lawrence Seaway, the world's longest deep-draft inland waterway; down the Atlantic Coast and to the Gulf Coast; and completing the loop along the Mississippi River system.

The CSX rail network also connects with more than 200 shortline and regional railroads, making efficient nationwide rail service available to thousands of markets by providing the vital link that customers need to help grow their businesses.

In addition to the company's physical rail infrastructure, CSX operates 36 major classification yards and terminals, plus a number of smaller facilities. These sites serve as the critical links between CSX and its local customers and as sorting facilities where railcars are classified and routed to other areas around the nation.

The company's train operations are focused around four major networks: the coal network, Interstate 90, Interstate 95, and the Southeastern Corridor.

Coal Network

Coal is used to generate more than half of the electricity in the United States. The CSX coal network connects mining operations in nine states with industrial areas in the Northeast as well as many river, lake and seaport facilities. These routes also support the company's strong utility market in the Southeast.

I-90 Corridor

The gateway city of Chicago and metropolitan areas in New York and New England are linked by CSX's I-90 corridor. Much of this route has double mainline track supporting high-speed intermodal and automotive services. The I-90 corridor is also a primary route for import traffic moving across the country, through the Chicago gateway and into the population centers in the Northeast.

I-95 Corridor

Charleston, Jacksonville, Miami and many other cities throughout the growing Southeast are connected to the heavily populated northeastern cities of Baltimore, Philadelphia and New York along CSX's I-95 corridor. This is a primary route for CSX's merchandise business, which includes metals, chemicals, food and consumer products.

Southeastern Corridor

The westernmost corridor on CSX's system – the Southeastern Corridor – runs from Chicago and the Western gateways, through the growing cities of Atlanta, Nashville and Birmingham to expanding markets throughout the Southeast. Although CSX's merchandise traffic represents a large portion of the traffic transported on this corridor, it is also an important route for intermodal and automobile traffic.

15

CSX
CSX

Locomotives

LOCOMOTIVES*

Road freight	2,258
Local Power	997
Yard Switcher	264
Mates/Slugs	189
TOTAL	3,708

CSX ROAD FREIGHT LOCOMOTIVE FLEET PROFILE*

CLASS	BUILDER	HP	UNITS
B40-8	GE	4,000	32
C39-8	GE	3,900	9
C40-8	GE	4,000	156
CW40-8	GE	4,000	376
CW44-6	GE	4,400	1
CW44-9	GE	4,380	53
CW44AC	GE	4,400	583
CW60AC	GE	6,000	116
GP60	EMD	3,800	3
SD40-2	EMD	3,000	404
SD50	EMD	3,500	177
SD60	EMD	3,800	25
SD60I	EMD	3,800	34
SD60M	EMD	3,800	31
SD70AC	EMD	4,300	220
SD70M	EMD	4,000	25
SD80AC	EMD	5,000	13
TOTAL			2,258

*As of Dec. 31, 2004

Operating more than 3,700 locomotives, CSX focuses on maximum use of its fleet and prudent investment in new units to drive the company's Surface Transportation system.

As a result, CSX has minimized locomotive downtime and leads the North American railroad industry with the lowest out-of-service ratio of less than 6%.

Within the fleet is a growing number of General Electric "Evolution Series" locomotives, which are 3% more fuel efficient than previous GE models with a longer maintenance cycle for increased reliability.

The new locomotives are DC-powered, a change from the AC-powered locomotives of recent years, and compliant with the Clean Air Act's more stringent emission standards.

Striving to enhance safety, CSX continues to introduce remote control technology, which reduces the possibility of miscommunication during critical switching operations. Traditionally, train service employees in the yard use hand signals or radio communications to direct the engineer. With remote control technology, ground crews direct a locomotive's operation by sending digital signals directly to an onboard computer.

16

F REIGHT C AR F LEETOn any given day, more than 230,000 freight cars move throughout CSX’s 22,000-mile rail network, delivering more than 7.5 million carloads of products and raw materials annually. The daily fleet on-line consists of approximately 70,000 CSX cars and 120,000 cars that are privately owned by shippers. In addition, each day other railroads interchange nearly 40,000 cars to CSX for transport to their final destinations. In turn, CSX interchanges 35,000 cars to other railroads. In all, CSX owns or has long-term leases on approximately 105,000 cars, 55% of which are owned by the company. CSX provides specialized equipment to safely deliver merchandise and raw materials from the source to distributors or end users: • Gondolas make up nearly 30% of the CSX fleet, primarily supporting the company’s coal and metals markets as well as transporting woodchips and other bulk commodities. • Open-top hopper cars handle heavy dry bulk commodities that are impervious to weather conditions. These commodities include coal, coke, stone, sand, ores and gravel. • Covered hopper cars have a permanent roof. Lighter bulk commodities such as grain, fertilizer, flour, salt, sugar, clay and lime are shipped in jumbo covered hoppers. Heavier commodities like cement, ground limestone and glass sand are shipped in small cube hoppers. • Boxcars transport commodities that must be protected from the weather, such as paper products, appliances and building materials. Insulated boxcars deliver food products, canned goods, beer and wine. • Multi-level railcars handle finished automobiles. Large vehicles, such as SUVs, are shipped in bi-level cars, while sedans and smaller automobiles are shipped on tri-level platforms. Other cars on the network include center beam cars for transporting lumber and building products and flatcars for shipping intermodal containers and trailers. FREIGHT RAILCAR NUMBER FLEET * OF CARS Boxcars 16,024 Covered Hoppers 17,263 Open-top Hoppers 19,913 Gondolas 30,809 Multi-levels 12,696 Other 8,009 TOTAL104,714*As of Dec. 31, 2004 Gondolas Open Top Hoppers Covered Hoppers Boxcars Multi-level Center Beam Flatcars FPO

E MPLOYEESThe CSX Workforce – “People Make the Difference” By living the company’s core values, the more than 33,000 Surface Transportation employees of CSX Corporation and its subsidiaries strive to safely and consistently meet customer needs. At CSX’s foundation are employees working to provide transportation services that are essential to North America. CSX continually focuses on improving the productivity and efficiency of its workforce to satisfy the changing needs of its customers. In 2004, preparations continued for the 2005 opening of a new, consolidated training center in Atlanta, Ga., for frontline employees. The CSX Transportation Railroad Education and Development Institute (REDI) provides employees with the technical background and the safety consciousness necessary for a successful railroad career. With rail industry projections pointing to the need for thousands of new employees over the next few years, CSX is hiring an average of 2,000 employees annually. REDI and its professional staff will train more than 3,500 new and existing employees annually. The center provides enhanced opportunities for employees specializing in one craft to get exposure to other, related disciplines. Previously, training centers were located throughout the CSX system. CSX provides other opportunities for professional growth throughout an employee’s career, enabling advancement and providing for increased skills. Training is provided through up-to-date technology and a selection of comprehensive programs. Among these programs are business ethics courses, desktop office skills and safety instruction. Additionally, a tuition reimbursement program allows employees to finish degrees or obtain graduate degrees. CSX’s training and hiring practices are competitive in the industry and ensure a strong workforce with the skills and talents necessary to serve customers. The company also completed a management restructuring in 2004 designed to streamline decision making, increase accountability and improve communication.

CSX CONTINUALLY FOCUSES ON IMPROVING THE PRODUCTIVITY AND EFFICIENCY OF ITS WORKFORCE TO SATISFY THE CHANGING NEEDS OF ITS CUSTOMERS.

Diversity at CSX

CSX's goal of developing and sustaining a strong, diverse organization is essential to achieving its business objectives. Being competitive in a changing marketplace means creating an environment that attracts, develops and retains excellent employees. At CSX, people are the difference. CSX relies on the specialized skills, backgrounds and perspectives of its employees.

CSX has made significant progress in its diversity initiatives, having doubled the percentage of women and minorities hired since 2002. Through recruitment and hiring programs at colleges across the country, CSX is pursuing its goal to attract a highly skilled and diversified workforce.

Union Negotiations

As a member of the National Carriers Conference Committee (NCCC), CSX Transportation participates in national negotiations with some 13 rail unions. The NCCC represents Class I railroads, including CSXT, in these national negotiations. CSXT works with its unions to operate its transportation services in the most efficient and safe manner possible while providing employees with excellent pay and benefits.

RAIL UNIONS PARTICIPATING IN NATIONAL NEGOTIATIONS

American Train Dispatchers Association (ATDA)
Brotherhood of Locomotive Engineers and Trainmen (BLET)
Brotherhood of Maintenance of Way Employees (BMWE)
Brotherhood of Railway Signalmen (BRS)
Brotherhood of Railway Carmen (BRC)
International Association of Machinists and Aerospace Workers (IAMAW)
International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers & Helpers (IBB)
International Brotherhood of Electrical Workers (IBEW)
National Conference of Firemen & Oilers (NCFO)
Sheet Metal Workers International Association (SMWIA)
Transportation Communications International Union (TCU)
UTU Yardmaster Department (UTU-YM)
United Transportation Union (UTU)

19

CSX
110

Investing In The Network


Chicago
E. St. Louis
Nashville
Atlanta
Birmingham
Jacksonville
Selkirk
New York
Strategic Network Investments

Working to maintain and improve the efficiency of its rail network, CSX has invested approximately $1 billion annually in the company's Surface Transportation businesses over the past three years.

In the competitive market for capital, each of CSX's capital projects are matched to the company's highest priorities: safety, rail infrastructure, locomotives, freight cars and technology.

In 2005, the company will invest over $1 billion in its Surface Transportation businesses, with over half of that investment scheduled for rail infrastructure. In addition, the company is investing in:

- *New locomotives, with 100 General Electric units being delivered this year. The new locomotives are compliant with the Clean Air Act's more stringent emission standards and are more fuel efficient.*
- *Freight cars, with nearly $90 million scheduled for car repair and rehabilitation programs, much of that slated for the company's open-top hopper fleet used for shipping coal, coke and iron ore.*

20

The company is completing significant investments in its St. Louis Gateway and connecting routes. These investments will make it easier for the company to satisfy the demand of its utility customers for western coal. This improvement is just one of a series of investments scheduled to facilitate the more efficient movement of western coal to the company’s rail system. CSX’s Surface Transportation units have also been working with the other major North American railroads on initiatives like the Chicago Region Environmental and Transportation Efficiency (CREATE) project and similar initiatives in other cities such as New Orleans. These types of projects seek public-private partnership solutions to the growing investment needs for transportation infrastructure in key markets. In addition to these initiatives, the company will continue to reinvest in its network as CSX positions itself to capture the benefits of an evolving transportation marketplace. With U.S. consumption increasing and with more of that consumption being met by imports, supply chains are extending and the long-haul nature of transportation requirements tend to be more beneficial to railroads – providing the industry both an opportunity for growth and a need for investment to support that growth. With that growth expected to occur in many of the major markets that CSX serves, the company will make strategic network investments along its key corridors beginning in 2006. The company will increase infrastructure investments along the Albany-New York line to increase long-term capacity for the I-90 corridor from Chicago to New York. Infrastructure investments along the Southeastern Corridor between Chicago and Jacksonville will expand capacity to serve the growing southeastern markets, and key infrastructure and terminal investments in Florida will support the growing opportunities in that market. As a result of these investments and the ongoing capital needs of the business, the company expects its capital spending to increase over the next two years. 21 EACH OF CSX ’S CAPITAL PROJECTS ARE MATCHED TO THE COMPANY ’S HIGHEST PRIORITIES : SAFETY , RAIL INFRASTRUCTURE , LOCOMOTIVES , FREIGHT CARS AND TECHNOLOGY . 2004 Surface Transportation Capital Expenditures (in millions) $557 Engineering & Mechanical 169 Locomotives 123 Technology & Other 68 Freight Cars 43 Commercial Facilities $960 Total Capital Expenditures $557 $169 $123 $68 $43

S ALES & M ARKETINGWith the changing economic tide that has shifted more U.S. jobs into the service sector and extended supply chains throughout the world, CSX delivers both the raw materials and finished products that accommodate supply and demand. In all, CSX’s Surface Transportation units delivered over 7.5 million carloads and generated $8.0 billion in revenue in 2004, completing 11 consecutive quarters of growth. The most extensive rail network in the eastern United States, home to 163 million people, is at the heart of the CSX operation. Key to the company’s sustained growth are: • A 22,000-mile rail network that reaches every major metropolitan center in 23 states, the District of Columbia, Quebec and Ontario. • Merchandise shipments entering the world marketplace at more than 70 strategically located river, lake and seaports. 222004 Total Surface Transportation Volume

CSX's SURFACE TRANSPORTATION UNITS DELIVERED OVER 7.5 MILLION CARLOADS AND GENERATED $8.0 BILLION IN REVENUE IN 2004, COMPLETING 11 CONSECUTIVE QUARTERS OF GROWTH.

- *Service to more than 130 coal mines, whose demand is rising in the electric utility, metallurgical and export markets.*
- *An intermodal business which allows motor carriers to overcome their challenges of rising fuel costs, labor shortages and highway congestion.*
- *A portfolio of both traditional domestic automakers and foreign manufacturers with U.S. assembly plants.*

The company's traffic base is well diversified, such that softness in one market can often be overcome with gains in another for continued overall revenue growth.

Service innovations, streamlined operations and new affiliations with other transportation companies have positioned CSX to achieve long-term growth from a variety of market segments as the new global economy unfolds.


Carloads
(in thousands)
7,091
7,283
7,530
'02
'03
'04


Revenue Per Car
$1,013
$1,021
$1,065
'02
'03
'04


Revenue
($ in millions)
$7,183
$7,439
$8,020
'02
'03
'04


2004 Surface
Transportation Volume
(% of Carloads)
31%
39%
23%
7%
39% Merchandise
7% Automotive
23% Coal, Coke and Iron Ore
31% Intermodal

23

C OAL, C OKE & I RON O RE 24 Delivering more than 170 million tons of coal annually to utilities and major industrial installations, CSX is the largest coal transporter east of the Mississippi River. CSX serves more than 130 coal mines in nine states, including three of the nation’s top four coal-producing states. During a typical week, 30,000 carloads of coal are loaded at the mines served by CSX, and several thousand more cars are received from connecting rail carriers. In 2004, coal, coke and iron ore revenues totaled nearly $1.8 billion, representing 22% of CSX’s total revenue. Coal, coke and iron ore revenue increased 11% on 6% volume growth over 2003. North American utility and industrial coal shipments represented 92% of CSX’s total coal, coke and iron ore carloads in 2004. Strong demand was driven by the need to replenish low utility stockpiles, higher demand from a strong industrial economy, and rising costs for alternative fuels, including natural gas.2004 Coal Volume

IN 2004, COAL, COKE AND IRON ORE REVENUES TOTALED NEARLY $1.8 BILLION, REPRESENTING 22% OF CSX'S TOTAL REVENUE AND AN 11% INCREASE ON 6% VOLUME GROWTH OVER 2003.

Export coal accounted for 8% of CSX's coal volumes, driven by overseas demand for metallurgical coal in Europe, South America and Asia.

While the Appalachian coal fields lie at the heart of the company's 22,000-mile network, CSX also:

- *Serves the major export terminals at Mobile, Ala.; Newport News, Va.; and Baltimore, Md., as well as three major coal docks on Lake Erie.*
- *Has access to the growing Illinois Basin coalfields and connections with the western railroads at Chicago and St. Louis that give CSX the ability to deliver Power River Basin and other western coals throughout the East.*
- *Operates coal piers at Toledo, Ohio, and Baltimore, Md.*

More than half of the nation's electricity is generated by coal. In 2004, electricity consumption in CSX's territory increased more than 2%.

In addition, while utilities require increasing shipments to keep up with population growth, many need to replenish inventory levels as they delayed coal purchases and reduced volume commitments in 2002 and 2003.

Carloads
(In thousands)


1,644
1,635
1,730
'02
'03
'04

Revenue Per Car


$972
$979
$1,029
'02
'03
'04

Revenue
($ in millions)


$1,598
$1,600
$1,780
'02
'03
'04

2004 Coal Volume
(% of Carloads)


8%
92%

92% Domestic
8% Export

25

26 Coal Utility Locations Coal Reserves CSX Rail Network C OAL, C OKE & I RON O RE ( CONTINUED )

27 Coal Top Ten(Customers listed in alphabetical order)PRODUCERS Alliance Coal Alpha Natural Resources Arch Coal CONSOL Energy International Coal Group James River Coal Jim Walter Resources Massey Energy Peabody Energy TECO Coal RECEIVERS American Electric Power Consumers Power Dominion Resources Duke Power Mirant Americas Progress Energy Santee Cooper(South Carolina Public Service)Seminole Electric South Carolina Electric and Gas Southern Company OutlookThe U.S. Department of Energy’s Information Administration expects domestic coal consumption to grow to nearly 1.5 billion tons by 2025, from the current level of approximately 1.1 billion tons. Coal is the most abundant fuel in the United States, with at least 250 billion tons of economically recoverable reserves. CSX is well positioned for long-term growth, drawing on the general rise in electricity consumption, the population increase in the Southeast and the cost of natural gas. As a result of this growing demand for electricity, many new coal-fired power plants are under development on CSX’s network. For example, construction is underway on two coal-fired generating facilities in South Carolina, while three new units have been announced in Florida and one in Kentucky. Each new plant will typically generate several million tons of additional annual volume for CSX. Additionally, in recent years an average of two plants per year have converted to CSX rail delivery from barge and truck transport. CSX currently has commitments from two customers to convert by mid-2006. Overall, the importance of coal is recognized in the country’s national energy policy. There is substantial proposed federal funding for clean coal technologies. CSX customers are also making major investments in the future of coal by addressing the environmental issues associated with coal combustion. These projects include the construction of scrubbers for sulfur dioxide and mercury control, and the installation of selective catalytic reduction for the control of nitrogen oxides emissions.

28 A UTOMOTIVECSX transports more than 5 million vehicles per year for domestic producers in the Midwest, international manufacturers in the Southeast, and importers. Delivering more than 500,000 rail carloads of parts and vehicles, CSX derives more than 10% of its annual revenue from the automotive sector. Two major lines of business form the automotive unit: vehicles, which generate 90% of the unit’s revenue, and auto parts, which generate 10%. While light vehicle production declined in North America from 2003 to 2004, CSX realized improvement in revenue-per-car through value pricing initiatives. Serving plants in eight states, CSX has significant advantages in the automotive sector:2004 Automotive Volume

THE COMPANY'S AUTOMOTIVE UNIT IS AN INTEGRAL PART OF THE NORTH AMERICAN VEHICLE DISTRIBUTION NETWORK, SHIPPING ONE-THIRD OF ALL LIGHT VEHICLES PRODUCED.

- *With its logistics partners, CSX reaches 20 traditional assembly plants as well as satellite vehicle loading and distribution centers, such as those in New Boston, Mich., and Lawrenceville, Ga.*

- *In addition to its longstanding relationships with traditional domestic manufacturers – General Motors, Ford and Daimler-Chrysler – CSX has forged additional relationships with the "new domestics," including Honda, Hyundai, Mazda, Mercedes-Benz, Nissan, Subaru and Toyota.*

- *Hyundai recently opened a state-of-the-art assembly center on CSX lines near Montgomery, Ala.*

With rail service reaching across 23 states and over half the U.S. population, CSX has developed service innovations to efficiently move new vehicles from assembly plants into consumption markets.

The automotive group has enhanced value by offering customers a network of auto distribution centers, cutting-edge inventory and facility management technology, as well as multi-level and specialty boxcar equipment.



Carloads
(In thousands)
538
529
507
'02
'03
'04



Revenue Per Car
$1,571
$1,612
$1,647
'02
'03
'04



Revenue
($ in millions)
$845
$853
$835
'02
'03
'04



2004 Automotive Volume
(% of Carloads)
10%
90%
90% Automobiles
10% Parts

29

AUTOMOTIVE
(CONTINUED)


Assembly Plants
Distribution Centers
CSX Rail Network

CSX-Served Assembly Plants
(customers listed in alphabetical order)

DAIMLER-CHRYSLER	
Detroit, Mich.	*Dodge Viper Jeep Grand Cherokee*
Sterling Heights, Mich.	*Chrysler Sebring/Conv. Dodge Stratus*
Warren, Mich.	*Dodge Dakota Ram 1500*
FORD	
Dearborn Truck, Mich.	*Ford F-Series*
Louisville, Ky. (2 Plants)	*Ford Explorer/Sport Trac, F-Series, Excursion Mercury Mountaineer*
Wayne, Mich. (2 Plants)	*Ford Focus, Expedition Lincoln Navigator*
Wixom, Mich.	*Ford Thunderbird, GT Lincoln Town Car, LS*
GENERAL MOTORS	
Bowling Green, Ky.	*Chevrolet Corvette Cadillac XLR*
Lordstown, Ohio	*Chevrolet Cavalier Cobalt*
Spring Hill, Tenn.	*Saturn Ion Vue*
Wilmington, Del.	*Pontiac Solstice*
HONDA	
East Liberty, Ohio	*Honda Accord, Civic, Element*
Marysville, Ohio	*Honda Accord Acura TL*
HYUNDAI	
Montgomery, Ala.	*Sonata*
MITSUBISHI	
Normal, Ill.	*Eclipse, Endeavor, Gallant*
NISSAN	
Smyrna, Tenn.	*Altima, Frontier, Maxima, Pathfinder, Xterra*
SUBARU	
Lafayette, Ind.	*Baja Legacy*
TOYOTA	
Princeton, Ind.	*Sequoia, Sienna, Tundra*

30

31 Automotive Top Ten(Customers listed in alphabetical order)American Honda Motor Daimler-Chrysler Ford Motor General Motors Hyundai Motor America Mazda Motor of America Mercedes-Benz USA Nissan North America Subaru of America Toyota Motor Sales USAA wholly owned subsidiary of CSX Corporation, Total Distribution Services, Inc., manages a network of 36 vehicle distribution centers serving most major metropolitan areas east of the Mississippi River. To optimize network efficiency and create capacity, CSX focuses on total cycle times to increase productivity and improve asset utilization. Outlook Growth in overall North American light vehicle production is forecasted at approximately 1% annually through 2010. Over this period, traditional domestic production is expected to decline, being more than offset by increased production by the new domestic manufacturers. Given the majority of the company’s automotive business is associated with the traditional domestic manufacturers, CSX expects its automotive volumes to remain constant as it continues to expand its relationships with the new domestic manufacturers as their production grows. At the same time, revenue is expected to grow as the company continues to focus on value pricing initiatives.

32 M ERCHANDISE O VERVIEWA vital link in the national supply chain, CSX transports nearly 3 million carloads of merchandise annually to meet the demand of the heavily populated Northeast and the increasingly vigorous markets of the Southeast. Merchandise shipments contribute nearly half of CSX’s annual $8.0 billion in revenue and represent 39% of total volume. The company’s merchandise segment is made up of seven market segments: phosphates and fertilizers; metals; forest products; food and consumer; agricultural products; chemicals; and emerging markets. With a 22,000-mile rail network serving key producing, manufacturing and consuming markets, CSX: • Leads the rail industry in phosphate and fertilizer volume. • Is the second-leading carrier of forest products and No. 2 in chemical volume and revenue among North American railroads. • Serves 400 grain elevators, 100 feed mills and 15 grain processing facilities in the Midwest and Southeast.2004 Merchandise Volume‘02 ‘03 ‘04

MERCHANDISE SHIPMENTS CONTRIBUTE NEARLY HALF OF CSX'S ANNUAL $8.0 BILLION IN REVENUE AND REPRESENT 39% OF TOTAL VOLUME.

Merchandise not only reaches every major metropolitan area in the East but also enters the world economy at more than 70 CSX-served ports on the Atlantic Ocean, Gulf of Mexico, Mississippi River system, Great Lakes and St. Lawrence Seaway.

Driving this market is the nation's shift toward a service-sector economy. As consumption increases, additional imports are required to meet demand, which extends the supply chain. Combined with motor carriers evolving their business models to meet the challenges of higher fuel costs, highway congestion and driver shortages, railroads are now seeing new long-haul opportunities.

2004 Merchandise Volume
(% of Carloads)



Phosphates & Fertilizers
16%
Forest Products
16%
Metals
13%
Agricultural Products
12%
Food & Consumer
8%
Chemicals
18%
Emerging Markets
17%

Merchandise Top Ten
(Customers listed in alphabetical order)

Archer Daniels Midland
AK Steel
Cargill
DOW Chemical
Georgia Pacific
International Paper
Mosaic
Nucor Steel
Smurfit-Stone Container
Weyerhaeuser

Carloads
(In thousands)



2,790
2,889
2,987
'02
'03
'04

Revenue Per Car



$1,257
$1,279
$1,337
'02
'03
'04

Revenue
($ in millions)



$3,506
$3,694
$3,995
'02
'03
'04

33

18%

% of Merchandise Carloads



CHEMICALS




Top Origination Points
CSX Rail Network

CSX ships more than 560,000 carloads of chemical, petroleum and glass manufacturing products annually, delivering raw materials to suppliers and finished products to industrial consumers throughout the eastern United States.

With annual revenue of more than $1 billion, CSX is the second-leading provider of chemical transportation services among all North American railroads, serving more than 800 producers and receivers of chemicals products.

The company's chemicals unit generates approximately 13% of CSX's total revenue. In 2004, chemical revenues increased 8% on 4% volume growth. Market leaders included plastics and specialty chemicals.

The company ships a broad spectrum of chemical products, ranging from plastics, pulp and paper mill chemicals, and glass manufacturing products to liquefied petroleum gases, acids and specialty chemicals. The market is evenly split between consumption and production points, with the growing Southeast as the cornerstone of the CSX chemical network.

Through connections with western railroads, CSX also provides service from the major chemical-producing and petroleum-processing areas in Texas and Louisiana to consuming markets in the East.

34

CSX SHIPS MORE THAN 560,000 CARLOADS OF CHEMICAL, PETROLEUM AND GLASS MANUFACTURING PRODUCTS ANNUALLY, DELIVERING RAW MATERIALS TO SUPPLIERS AND FINISHED PRODUCTS TO INDUSTRIAL CONSUMERS THROUGHOUT THE EASTERN UNITED STATES.

Market highlights include:

- *An expanding polyethylene terephthalate (PET) resin market in the Southeast, which is driven by demand for plastic bottles and containers. CSX leads all North American railroads in the PET market, one of the fastest growing manufacturing segments in the country, increasing 7% to 10% per year.*
- *Access to the large base of chemical and petroleum manufacturers in the heavily populated, industrialized Northeast and mid-Atlantic regions. Other key chemical production regions served by CSX include the Ohio River area; Niagara Falls, N.Y.; Sarnia, ON; and the northern New Jersey refinery complexes.*
- *CSX has access to nearly 100 glass manufacturing plants, plastic pellet manufacturing plants and refineries, and more than 500 receivers of plastic pellets.*

In addition, CSX Corporation provides the most comprehensive access to bulk transloading sites in North America through its TRANSFLO subsidiary. TRANSFLO allows chemical shippers to leverage the economics and productivity of bulk rail loadings and still reach customers that are not rail served or lack volume to justify rail carloads.

Outlook

CSX expects moderate growth over the near term in its chemicals business, contingent on continuing strength in U.S. manufacturing activity.

- *Despite the high price of natural gas and crude oil feedstocks, U.S. chemical manufacturing should remain moderately strong for the next several years.*
- *Expansions by eastern-based PET plastic resin producers are projected to increase CSX's carload volume over the next three to five years.*

Legislation and regulation relating to security issues that affect the transportation industry, including rules and regulations that affect the transportation of hazardous materials, are being considered and, in some instances, adopted by federal, state and local regulatory agencies. These actions could affect the outlook in this area.

Concerns also exist for long-term growth as domestic capital investment in new chemical plants has declined substantially and foreign investments have grown in the Middle East, China and Southeast Asia. However, with CSX's access to nearly every major port along the Atlantic and Gulf Coasts and access to every major consumption market in the East, the company is strategically positioned to accommodate imports from these regions.



Carloads
(In thousands)
539
541
564
'02
'03
'04



Revenue Per Car
$1,779
$1,828
$1,895
'02
'03
'04



Revenue
($ in millions)
$959
$989
$1,069
'02
'03
'04

35

35 539 541 564 $1,779 $1,828 $1,895 ‘02 ‘03 ‘04 Revenue Per Car‘02 ‘03 ‘04 Carloads(in thousands)Emerging markets targets high-growth business opportunities and capitalizes on them by developing rail-based service solutions that maximize profitability, growth and efficiency. Strong growth continues in the emerging markets unit, particularly in specialized markets such as aggregates, processed materials, waste, military cargo, and machinery. Transporting more than 500,000 carloads annually, emerging markets had revenue of $504 million in 2004, a 7% increase on 6% volume growth over 2003. This segment is driven by growing demand in the populous Northeast and rapidly expanding Southeast. • With 250,000 carloads a year, the aggregate market has never been stronger, delivering the crushed stone, sand, and gravel needed to produce quality concrete and asphalt. Florida alone consumed 100 million tons of aggregate products. CSX has registered 8% to 9% growth in recent years. • Significant growth in processed materials, such as fly ash, slag and lime, shows no sign of slowing as cement shortages have created a strong market for substitute products. Serving numerous lime plants, the CSX network connects lime producers with the largest power plants, steel mills, mining operations, and water treatment facilities in the region. 36 17% E MERGING M ARKETS% of Merchandise CarloadsAggregates Lime Cement Waste Machinery CSX Rail Network Top Origination Points

• Total waste revenues increased modestly in 2004. Municipal and construction waste revenue grew 14% as traditional truck disposal became more expensive and controversial. CSX handles shipments from a variety of customers, including steel, automotive, paper and chemicals, as well as waste hauling companies, environmental service firms, prime contractors and municipalities. • There is a significant amount of heavy equipment and machinery that moves by rail. The railroad transports agricultural, construction, military and power generation equipment, offering a cost-effective alternative to trucks. The emerging markets organization also includes CSX de Mexico, TRANSFLO and the company’s new business development, international sales & marketing, and regional development groups, which support the various CSX business units. • CSX de Mexico, a wholly-owned corporate subsidiary, sells to accounts shipping or receiving commodities cross border and works extensively with the rail carriers providing direct service into Mexico. • TRANSFLO, a subsidiary of CSX Corporation, manages a vast network of bulk transfer terminals and warehouses throughout North America to facilitate more rail shipments for CSX. • New business development prospects and cultivates traffic opportunities from smaller and medium sized customers. • International sales and marketing works with numerous global manufacturing companies, steamship lines, freight forwarders, and port authorities to capitalize on the railroad’s access to more than 70 ports. • Finally, the regional development group leads the effort to attract new industries and encourage existing facility expansions on CSX lines. It also manages the relationships with over 200 short line and regional railroads. Outlook The passage of the Federal Highway and Transit Authorization bill will drive increased demand for bulk construction materials. Ongoing cement shortages will increase demand for processed materials as alternatives. Northeast waste removal will continue to be required, resulting in growing transportation needs. In addition, CSX should remain well positioned to secure additional rail business as the amount of global trade increases. This coupled with the ever growing demand for bulk transfers, distribution, and warehousing facilities will result in more opportunities for CSX. TRANSPORTING MORE THAN 500,000 CARLOADS ANNUALLY , EMERGING MARKETS HAD REVENUE OF $504 MILLION IN 2004, A 7 % INCREASE ON 6 % VOLUME GROWTH OVER 2003.37 Revenue($ in millions)‘02 ‘03 ‘04 424 476 506 $939 $989 $996 ‘02 ‘03 ‘04 Revenue Per Car‘02 ‘03 ‘04 Carloads(in thousands)$398 $471 $504

38 P HOSPHATES & F ERTILIZERSCSX leads the rail industry in phosphate and fertilizer volume and revenue, largely due to its extensive rail network that serves six mines, eight processing plants and six port facilities in Florida’s productive phosphate mining region. With exclusive operations in Tampa Bay’s 1,977-square-mile Bone Valley, one of the world’s largest phosphate reserves, CSX fills a critical role in global agricultural markets. Florida’s phosphate mining today accounts for about 80% of the phosphate used in the United States, and about 25% of the phosphate used around the world. Exporting from its own Tampa Bay terminal to global destinations, CSX also dispatches unit trains of processed phosphates and fertilizers to the Midwest and Canadian farm belts via the Chicago gateway. The $341 million in 2004 phosphate and fertilizer revenues represents more than 4% of all CSX revenue. The market posted modest volume growth in 2004, despite several weeks of lost production due to the hurricanes that impacted Florida during the third quarter. Domestic shipments represent over 66% of the company’s phosphate and fertilizer revenue, while imports represent nearly 20%. Exports – primarily to China, India and Australia – make up 14% of the market’s revenue. CSX handles all three primary crop nutrients: nitrogen, phosphates and potash. This market also includes molten sulphur, which is used in the processing of phosphate rock. Contributors to CSX’s strong performance in the phosphate and fertilizer market include: • Service to six Tampa Bay port facilities, providing water access for exports and trans-Gulf shipments. • The CSX Rockport facility at the Port of Tampa has 100,000 tons of storage capacity, handling more than 2 million tons of exports per year. • An extensive network of rail services with shuttle train operations that move phosphate rock and finished product quickly and efficiently among mines, processing plants and ports. 16%% of Merchandise Carloads

WITH EXCLUSIVE OPERATIONS IN TAMPA BAY'S 1,977-SQUARE-MILE BONE VALLEY, ONE OF THE WORLD'S LARGEST PHOSPHATE RESERVES, CSX FILLS A CRITICAL ROLE IN GLOBAL AGRICULTURAL MARKETS.

- *Dock-to-dock transit times that are measured in hours, with much of the equipment turning within 36 hours.*

While Tampa Bay's Bone Valley phosphate region is the core of the CSX phosphate and fertilizer segment, CSX also serves many other important crop nutrient producers and consumers through its network and alliances with other carriers. Working with western U.S. carriers primarily through the company's Chicago gateway, CSX delivers substantial and growing phosphate shipments to points in Illinois, Wisconsin, Minnesota, Iowa, and the Dakotas.

Alliances with the major Canadian carriers provide access to points in western and eastern Canada. This same network provides access for potash and sulphur, primarily from Canada through the Chicago gateway to CSX destinations.

Outlook

The primary demand for the phosphate and fertilizer market comes from consumer food demand. With a growing population placing more demand on food supplies, farmers need additional nutrient supplies to enhance crop yields.

CSX expects moderate phosphate and fertilizer revenue growth over the near term. With tight barge and truck supply, revenue yields are expected to improve, further driving revenue growth.

These factors, combined with CSX coverage in the consuming regions of the Midwest and increased emphasis on efficient unit train distribution, should allow CSX phosphate and fertilizer traffic to remain a solid, consistent performer for years to come.

Carloads
(in thousands)



463
460
471
'02
'03
'04

Revenue Per Car



$700
$715
$724
'02
'03
'04

Revenue
($ in millions)



$324
$329
$341
'02
'03
'04

39

16%

% of Merchandise Carloads



Forest Products


Packaging Paper Mills
Printing Paper Mills/Originations
CSX Rail Network

CSX is a leading transporter of paper and forest products in the United States, serving more paper mills than any other railroad in the nation. With strategic locations throughout the populous Northeast and growing Southeast, CSX also delivers the lumber and panel products essential to the expanding home construction market.

Forest products represent more than 8% of CSX revenue, with 2004 revenue reaching $681 million, a 9% gain from 2003, reflecting strong yields in the segment.

CSX reaches every segment of the eastern forest products market from Michigan to Florida, with access to 96 pulp and paper mills, 57 lumber mills, 46 building materials mills, and 35 panel mills. This extensive network, along with historic synergy with suppliers and consumers, has made CSX the second-leading carrier of forest products in North America.

40

CSX REACHES EVERY SEGMENT OF THE EASTERN FOREST PRODUCTS MARKET FROM MICHIGAN TO FLORIDA, WITH ACCESS TO 96 PULP AND PAPER MILLS, 57 LUMBER MILLS, 46 BUILDING MATERIALS MILLS, AND 35 PANEL MILLS.

The forest products segment draws its strength from several sources:

- *Long-term, sustainable growth from an increasing population in CSX markets.*
- *A strong housing market in states and communities that CSX serves.*
- *Consistent demand for domestically produced printing and packaging materials.*

In addition to serving many of the paper mills in the eastern United States, CSX also connects with numerous printing facilities, box plants and distribution centers for major home improvement retail outlets.

With service to the major population centers east of the Mississippi River, CSX has key origins and destinations, both for paper and lumber, in Florida, Georgia, Alabama, the Carolinas, West Virginia as well as the Chicago-New York corridor.

Through alliances with other carriers, CSX carries shipments of lumber and panel loads originating in eastern and western Canada, and pulp and paper originating in Wisconsin and eastern Canada. Interchanging with western carriers, CSX ships pulp and paper products to western destinations including California.

In addition, the company has secured long-term, mutually beneficial relationships with major paper producers and building products receivers on CSX lines, providing a consistent traffic base for construction and paper products to easily reach major retail outlets.

Outlook

Demand for housing, especially in the Southeast, remains strong, and the long-term outlook remains favorable. Paper packaging production is projected to grow for the next five years at 1.5% annually. Similarly, the lumber and panel segment has a solid long-term outlook, although some slight swings in production are expected.

Paper production is tied closely to the demand for manufactured goods, thereby creating consistent demand. Housing starts are the single largest demand driver for lumber and panel products. The increasing stress on the trucking industry, which faces congested interstates and rising insurance and fuel costs, also creates opportunities for CSX to further expand.



Carloads
(In thousands)
449
459
465
'02
'03
'04



Revenue Per Car
$1,336
$1,355
$1,465
'02
'03
'04



Revenue
($ In millions)
$600
$622
$681
'02
'03
'04

41

41 M ETALSMetals generates more than 6% of CSX’s revenue. In 2004, metals revenue reached a record $511 million, representing revenue growth of 17% on volume growth of 9% compared to 2003. Fueled by heavy demand for steel at home and abroad, CSX serves more than 800 metals customers and reaches more metal-manufacturing eastern U.S. states than any other carrier. The CSX metals unit is comprised of seven key market segments: ferrous scrap, sheet steel, semi-finished, plate, pipe, bar-rodstructural and non-ferrous products. Ferrous scrap and sheet steel are the two primary segments, accounting for 63% of the metals revenue base. 42 13% % of Merchandise CarloadsSteel Facilities CSX Rail Network

IN 2004, METALS REVENUE REACHED A RECORD $511 MILLION, REPRESENTING REVENUE GROWTH OF 17% ON VOLUME GROWTH OF 9% COMPARED TO 2003.

With one of the most modern car fleets in the industry, CSX transports:

- *More ferrous scrap than any other transportation provider in North America.*
- *Sheet steel from all the major producers to processing facilities and key end-use markets, including steel warehouses serving the automotive and appliance industries.*
- *Millions of tons of bar, coiled rod and structural steel annually to support the booming construction industry.*
- *Hundreds of thousands of tons per year of alumina, ferro-alloy and other raw materials to aluminum and steel producers.*

While the majority of metals shipments are domestically produced, the market is becoming more global, in turn generating more import and export traffic opportunities.

China's growing appetite for steel, for example, has created unprecedented scrap demand, which is being filled from U.S. sources. This requires domestic mills to draw scrap supply from inland sources, which creates substantial opportunities for CSX.

In addition, the company provides specialized services like MetalNet, in which CSX has established a business relationship with a network of metals warehouses that allows rail-based service to non-rail served customers. CSX de Mexico and the company's international and ports group offer multi-faceted solutions to further capture the expanding global opportunities.

Outlook

Looking ahead, overall steel demand remains strong globally. China's steel demand is expected to remain strong, with demand in India and Russia also increasing. In the United States, supply and demand are equalizing and the pace of growth is expected to slow.

Carloads
(In thousands)



319
348
380
'02
'03
'04

Revenue Per Car



$1,257
$1,250
$1,345
'02
'03
'04

Revenue
($ in millions)



$401
$435
$511
'02
'03
'04

43

Grain Receivers Grain Origination Areas CSX Rail Network 44 A GRICULTURAL P RODUCTSTransporting more than 20 million tons of grain annually, CSX serves over 400 grain elevators in the Midwest and supplies more than half the feed demand to the livestock industry in the Southeast. With more than $500 million in annual revenue, agricultural products represents more than 6% of CSX’s revenues. Most products remain in the U.S. marketplace; domestic shipments comprise the majority of CSX agriculture traffic. Export traffic is a small amount of the company’s business, representing less than 2% of the agricultural group’s total revenues. Volume declines in 2004 were primarily due to a weather-related drop in soybean production. Revenues, however, remained flat, based on the strength of wheat shipments into Florida and the Northeast, ethanol deliveries and exports, as well as improved yield in feed ingredients, sweeteners and flour. 12%% of Merchandise Carloads

CSX's network of grain elevators in the Midwest and feed mills in the Southeast provide a solid foundation for enhancing the company's vital role in the agricultural industry.

Within the agricultural products group are two distinct market segments: whole grains, such as corn, soybeans, and wheat; and processed grain products, such as feed ingredients, flour, edible oils, corn sweeteners, and ethanol.

Of the two market segments, the largest is grain, which delivers corn and other feed grains to livestock producers, and also delivers whole grains to processors. In the processed grain products segment, ethanol is gaining momentum as an environmentally friendly, gasoline-saving fuel additive.

In addition to having the industry's most extensive rail network east of the Mississippi River, CSX offers particular strengths to the agricultural market, including:

- *Service to grain elevators throughout the eastern U.S., primarily in Indiana, Ohio and Michigan, for storing and loading grain.*
- *Service to over 100 feed mills in the Southeast.*
- *Access to more than 15 grain processing facilities, as well as a number of bakeries and soft drink production facilities throughout the eastern U.S.*

Outlook

Growth markets for CSX include feed grains that are driven by new and expanded feed mills on CSX routes. A secondary and very promising emerging market is ethanol, which also is expected to increase in coming years as interest continues in this alternative fuel.

The agricultural segment is expected to strengthen steadily over the next three years as consumption markets, driven by U.S. population growth, increase moderately each year. CSX's network of grain elevators in the Midwest and feed mills in the Southeast provide a solid foundation for enhancing the company's vital role in the agricultural industry.

Carloads
(In thousands)


361
363
356
'02
'03
'04

Revenue Per Car


$1,368
$1,369
$1,438
'02
'03
'04

Revenue
($ in millions)


$494
$497
$512
'02
'03
'04

45

F OOD & C ONSUMERServing orange juice plants in Florida, breweries in the Midwest and manufacturers throughout its system, CSX transports food, beverages, building products and appliances that end up in the local grocery stores, retail outlets, fast food establishments, and many other retail destinations across the nation. Food and consumer shipments totaled $377 million in 2004, approximately 5% of CSX revenue, up 7% over 2003 on approximately 1% higher volume. The 245,000 carloads annually are predominantly domestic shipments, with a growing volume of appliances and alcoholic beverages originating in Mexico. Strong demand for building products in the Southeast, resulting from population growth and hurricane recovery, drove the food and consumer unit. Price increases capitalized on the growing importance of rail transportation in customers’ supply chains, and contributed to the gains. Success in yield management and the increased demand from demographic growth, especially in the Southeast, have contributed to the strength in food and consumer shipments. The key market segments of the food and consumer unit are refrigerated and packaged foods, beverages, manufactured products, building products and clay and ores. CSX is well positioned to serve the growing demand, in some cases in partnerships with other transportation companies: • Numerous processing plants that produce food and beverage products, building products, appliances and other consumer products are located directly on CSX lines. For example, the Tropicana juice train hauls fresh, refrigerated orange juice from Central Florida directly into New York City, Cincinnati, and California. 46 8%% of Merchandise Carloads

CSX TRANSPORTS FOOD, BEVERAGES, BUILDING PRODUCTS AND APPLIANCES THAT END UP IN THE LOCAL GROCERY STORES, RETAIL OUTLETS, FAST FOOD ESTABLISHMENTS, AND MANY OTHER RETAIL DESTINATIONS ACROSS THE NATION.

- *CSX serves a large network of public warehouses that customers use to transfer products to their final destinations by truck.*
- *Through relationships with other railroads, CSX provides cross-country delivery of perishables.*
- *CSX links food and appliance manufacturers in Mexico with eastern markets through interline rail connections.*

CSX also strives for ongoing improvements and innovations, such as the newly launched "Sunshine Special," which allows customers in several strategic locations to ship products, such as potatoes and bottled beverages, by dedicated trains to Florida destinations. Capturing the economic benefit of shipping by rail, customers reduce their delivery expenses and increase their shipping efficiencies.

Outlook

Slow and steady growth, with greater emphasis on yield management, is expected. Transportation equipment deliveries will continue to be strong. Food and beverage markets will continue to consolidate, spurring growth in rail traffic between the food processors and distributors. This is due to an increased emphasis on the forward positioning of products, and is enhanced by a "rolling pipeline" rail strategy.

Demand for housing, especially in the Southeast, remains strong and the long-term outlook remains favorable. This is positive for building products and appliance shipments, which supply the housing market.

With the nation's interstate trucking system under increasing stress, CSX delivers a value-added service to customers, who are increasingly aware that rail shipments need to be an important part of their transportation strategy.

Carloads
(In thousands)


235
242
245
'02
'03
'04

Revenue Per Car


$1,404
$1,450
$1,539
'02
'03
'04

Revenue
($ in millions)


$330
$351
$377
'02
'03
'04

47

I NTERMODALOne of the nation’s largest coast-to-coast intermodal transportation providers, CSX Intermodal offers customers the value of rail combined with the advantages of trucking through a network of dedicated terminals across North America. Demand from a strong industrial economy generated record intermodal revenues of $1.3 billion in 2004, which represented 17% of CSX’s total revenue and a 5% gain over 2003. The company handled 2.3 million containers and trailers in 2004, accounting for a 43% market share of intermodal traffic carried in the eastern U.S. An increasingly competitive alternative to long-haul trucking, intermodal transports manufactured consumer goods in containers and trailers via rail between intermodal terminals. Containers and trailers are loaded and unloaded from trains, with trucks providing the interface between intermodal terminals and the customer. 48

DEMAND FROM A STRONG INDUSTRIAL ECONOMY GENERATED RECORD INTERMODAL REVENUES OF $1.3 BILLION IN 2004, WHICH REPRESENTED 17% OF CSX'S TOTAL REVENUE AND A 5% GAIN OVER 2003.

International traffic accounted for 55% of Intermodal's total volume in 2004, a 9% gain driven by strong import growth. Domestic shipments accounted for 45% of its 2004 volume.

Last year, intermodal sharpened its focus on improving service and profitability. Intermodal volumes were reduced in lanes where business was flat or declining, and assets were redeployed to the more profitable corridors. Some intermodal terminals were converted to handle either containers or trailers, while others continued to handle both equipment types. This Network Simplification Initiative has driven better customer satisfaction, higher profitability and better asset utilization.


Units
(in thousands)
2,119
2,230
2,306
'02
'03
'04


Revenue Per Unit
$557
$564
$575
'02
'03
'04


Revenue
($ in millions)
$1,180
$1,257
$1,326
'02
'03
'04


2004 Intermodal Volume
(% of Units)
45%
55%
45% Domestic
55% International

49

I NTERMODAL (CONTINUED )50Intermodal Network Intermodal Facilities

MAERSK
CSX INTERMODAL
CSX
CSX
CSX

CSX operates an extensive network of intermodal terminals, which provides a competitive presence in major metropolitan markets across the nation. The company is well positioned to accommodate the growing demand for intermodal transportation services through:

- *Unparalleled, nonstop long-haul service along the I-90 Corridor between Chicago and the Northeast; the Southeastern Corridor between Chicago and Florida; and the I-95 Corridor connecting New York/New England with Florida.*
- *Direct rail access to all major container ports on the U.S. Atlantic and Gulf Coasts.*
- *Direct routes from the Pacific Coast, through alliances with western carriers, to the population centers of the Northeast and the growing cities of the Southeast.*

In addition, with constraints facing the domestic trucking industry, the intermodal alternative is becoming attractive for long-haul movements. Major truckload carriers are increasingly diverting their constrained driver supply to cover short-haul pickups and deliveries, relying on intermodal for the long-haul portion of the route.

Meanwhile, growth in import traffic and larger container ships have increased international traffic moving from the ports to inland CSX terminals.

Outlook

The CSX Intermodal strategy focuses on placing resources into critical corridors, delivering a quality service product and continuing to efficiently handle traffic, driving increased profitability. Near term, the company continues to focus on yield management and targeted growth.

The longer-term intermodal market will be driven by the competitive strength of rail versus truck in strategic markets. Overall, demand is expected to increase as growth in domestic consumption fuels additional imports.

In this environment, the company's terminal productivity initiatives, asset management programs and train utilization measures will increase resource capacity and position CSX Intermodal to profitably grow in 2006 and beyond.

Intermodal Top Ten

(Customers listed in alphabetical order)

APL Stack Train Services
China Shipping
CH Robinson Intermodal
Evergreen America
Exel Transportation Services
Hub Group
Matson Integrated Logistics
Mediterranean Shipping
Schneider National
United Parcel Service

51

52 S HAREHOLDER V ALUEOver the last five years, CSX’s stock appreciation and dividend yield produced a total shareholder return of nearly 43%. This performance was produced during a period dominated by an industrial recession, and exceeded the returns produced by the broader transportation and S&P 500 indices. With demand for transportation services at or near all-time highs, the evolving investment thesis for railroad stocks is beginning to reflect the potential of a new rail renaissance. This renaissance is being driven by supply chains that are being extended by import growth, and by constraints in the trucking industry that are providing long-haul opportunities for railroads. In addition, CSX’s stock performance has been further driven by the company’s focus on delivering consistent, continuous improvement. That focus has produced improving financial results. • Eleven consecutive quarters of year-overyear revenue growth that extended through the fourth quarter of 2004, driven by a strong pricing environment and solid volume growth. • Four consecutive quarters of improved year-over-year results in adjusted operating income through year-end 2004. • Three consecutive years of free cash flow growth, with core operations producing over $400 million of free cash flow in 2004. Shareholder Value Comparison of Five-Year Cumulative Total Return*Among CSX CORPORATION, the S & P 500 Index and the Dow Jones US Transportation Average Index 160 140 120 100 80 60 40 20 0 CSX CORPORATION S & P 500 DJ US TRANSPORTATION AVG *$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31. ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved, www.researchdatagroup.com/S&P.htm. Dollars 1999 2000 2001 2002 2003 2004

53 With these improving results, the company’s balance sheet has strengthened, with net all-in debt to capital declining to 51% by year-end 2004. In addition, CSX’s recent sale of its international terminals business further improved the company’s balance sheet. More importantly, the transaction completed the company’s seven-year transformation toward becoming a highly focused Surface Transportation business. Going forward, the company’s broad market base protects against softness in any individual segment. As a result, CSX projects continued revenue growth. Combined with the company’s strategies to improve service and operating margins, CSX expects continued earnings growth. CSX is uniquely positioned to leverage the benefits of an evolving marketplace, with 22,000 miles of railway that reaches more than half the nation’s population base and serves more than 70 ocean, lake and river ports. Through these gateways, CSX is positioned to participate in the extended supply chains over which raw materials are shipped to overseas markets and finished products are delivered into the U.S. consumption stream. As the North American rail industry continues to evolve, CSX is positioning itself to seize the full benefits of an enduring rail renaissance. Free Cash Flow($ in millions)‘02 ‘03 ‘04 Proceeds from Subsidiary Divestitures Core Free Cash Flow $191 $149 $214 $406 $55 Net All-in Debt to Capital‘02 ‘03 ‘04 57% 54% 51%

Board of Directors & Officers

Board of Directors

Elizabeth E. Bailey
John C. Hower Professor of Business and Public Policy, The Wharton School, University of Pennsylvania
Philadelphia, Penn.
*Committees: Executive, Audit, Public Affairs**

John B. Breaux
Senior Counsel, Patton Boggs LLP
Washington, D.C.
Committees: Governance, Public Affairs

Edward J. Kelly, III,
Chairman, President and CEO, Mercantile Bankshares Corporation
Baltimore, Md.
Committees: Executive, Audit, Finance*

Robert D. Kunisch
Special Partner ABS Capital Partners Inc. and Advisor, Cendant Corporation
Lutherville, Md.
*Committees: Executive, Compensation, Governance**

Southwood J. Morcott
Retired Chairman and CEO, Dana Corporation
Hilton Head Island, S.C.
Committees: Governance, Public Affairs

David M. Ratcliffe
Chairman, President and CEO, Southern Company
Atlanta, Ga.
Committees: Governance, Public Affairs

Charles E. Rice
Chairman, Mayport Venture Partners LLC
Jacksonville, Fla.
Committees: Audit, Finance

William C. Richardson
President and CEO, W.K. Kellogg Foundation
Battle Creek, Mich.
Committees: Executive, Audit, Compensation

Frank S. Royal, M.D.
Physician and Health Care Expert
Richmond, Va.
Committees: Executive,Compensation, Governance*

Donald J. Shepard
Chairman, Executive Board and CEO, AEGON N.V.
Baltimore, Md.
*Committees: Executive, Compensation, Finance**

Michael J. Ward
Chairman, President and CEO, CSX Corporation
Jacksonville, Fla.
*Committee: Executive**

**Denotes Committee Chairperson*

Corporate Officers

Michael J. Ward*
Chairman, President and CEO

Oscar Munoz*
Executive Vice President and Chief Financial Officer

Clarence W. Gooden*
Executive Vice President and Chief Commercial Officer

Ellen M. Fitzsimmons*
Senior Vice President-Law and Public Affairs and Corporate Secretary

Robert J. Haulter*
Senior Vice President-Human Resources and Labor Relations

David A. Boor
Vice President-Tax and Treasurer

Lester M. Passa
Vice President-Strategic Planning

Michael J. Ruehling
Vice President-Federal Legislation

Peter J. Shudtz
Vice President-Federal Regulations

Carolyn T. Sizemore*
Vice President and Controller

** Executive officers of the corporation*

Unit Officers

Michael J. Ward*
President and CEO
CSX Transportation Inc.

Tony L. Ingram*
Executive Vice President and Chief Operating Officer
CSX Transportation Inc.

James R. Hertwig
President
CSX Intermodal Inc.

John L. West
President
CSX Technology Inc.

Stephen A. Crosby
President
CSX Real Property Inc.

Ted J. Kleisner
President and CEO
The Greenbrier Resort and Club Management Company

** Executive officers of the corporation*

54

55 S HAREHOLDER & I NVESTOR I NFORMATION Investor Relations To receive copies of reports filed with the Securities and Exchange Commission, recent press releases, quarterly and annual reports and additional information about CSX Corporation, visit the company’s website at www.csx.com. Institutional investors and financial analysts with questions may contact Investor Relations at the address or phone number shown below. David H. Baggs CSX Corporation 500 Water Street, C110 Jacksonville, FL 32202 (904) 359-4812 David_Baggs@csx.com Shareholder Services Cynthia Rubio CSX Corporation 500 Water Street, C160 Jacksonville, FL 32202 (904) 359-3256 Cynthia_Rubio@csx.com Shareholders with questions about their accounts should contact the transfer agent at the address or telephone number listed below. The Bank of New York Securities Servicing 101 Barclay Street, 11 East New York, NY 10286 www.stockbny.com Media and Public Relations Media and public relations inquiries should be directed to the address or telephone number listed below. Vance Meyer CSX Corporation 500 Water Street, C420 Jacksonville, FL 32202 (904) 366-2949 Vance_Meyer@csx.com Corporate Headquarters 500 Water Street, 15th floor Jacksonville, FL 32202 (904) 359-3200 www.csx.com Stock Listings CSX’s common stock is listed on the New York Stock Exchange and trades with unlisted privileges on the Midwest, Boston, Cincinnati, Pacific and Philadelphia stock exchanges. The official trading symbol is “CSX”. Independent Auditors Ernst and Young LLP – Jacksonville, FL Direct Stock Purchase and Dividend Reinvestment CSX provides dividend reinvestment and stock purchase plans for shareholders and potential shareholders as a convenient method of acquiring CSX shares through direct purchase, dividend reinvestment and optional cash payments. CSXDirectInvest SM permits the purchase and sale of shares directly through The Bank of New York, the company’s transfer agent. Through this plan, no service charges or brokerage commissions apply to share purchases, and sales can be made with minimal charges and commissions. Initial investment for a non-shareholder is $500 plus a $10 one-time enrollment fee. You do not need to own shares of CSX stock to enroll in this plan. However, if you are a current shareholder, the initial investment and enrollment fee are waived. Other benefits of CSXDirectInvest SM include the ability to: • Reinvest dividends automatically in CSX common stock without payment of any brokerage commissions or service charges, or you may receive dividend payments on some or all of your shares. • Make optional cash investments with as little as $50 per month, or up to $10,000 per month, without any charges or commissions. • Make gifts of CSX shares to others through the plan. To obtain a prospectus or other information regarding CSXDirectInvest SM , please call or write The Bank of New York at the phone number or address below. Or, if you prefer, please visit the web site at www.stockbny.com The Bank of New York Securities Servicing CSX DirectInvest SM 101 Barclay Street, 11 East New York, NY 10286 (800) 521-5571

56 APPENDIX — TABLE OF CONTENTS Safety & Service Measurements . . . . . . . . . . 57 Consolidated Income Statement. . . . . . . . 58 Consolidated Balance Sheets . . . . . . . . . 59 Consolidated Cash Flow Statement. . . . . . . 60 Calculation of Certain Non-GAAP Measures . . . . 61 Volume . . . . . . . . . . . .. . . . . . . . . . . . . . . . . 62 Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . 63 Revenue per Carload . . . . . . . . . . . . . . . . 64

Safety & Service Measurements

Quarterly Average	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total	2002 Total
Safety Measurements											
FRA-Reportable Injuries	2.27	2.04	2.25	2.24	2.29	2.27	1.98	2.38	2.54	2.30	1.98
FRA Train Accident Rate	4.85	4.64	4.03	4.61	4.48	3.99	4.99	4.53	4.81	4.66	3.34
Service Measurements											
Velocity	20.9	19.5	20.1	20.5	20.3	21.3	20.8	21.0	21.4	21.1	22.5
Dwell	27.2	29.3	28.8	29.3	28.7	25.0	24.1	25.4	26.6	25.3	23.2
Cars-On-Line	230,746	235,688	233,469	233,181	233,271	231,531	227,565	229,754	230,864	229,926	229,609
On-Time Train Originations	52.8%	39.3%	50.9%	52.7%	49.0%	63.4%	63.2%	64.4%	57.2%	62.0%	76.4 %
On-Time Destination Arrivals	47.4%	34.1%	40.6%	41.2%	40.9%	60.5%	56.5%	57.4%	53.2%	56.9%	76.9%
Recrews	60	73	62	56	63	46	47	54	52	50	26

CSXT Key Performance Measures Definitions

FRA Personal Injuries Frequency Index: The number of FRA-reportable injuries per 200,000 man-hours.

FRA Train Accident Rate: The number of FRA-reportable train accidents per million train miles.

System Train Velocity: Line of Road (terminal to terminal) train velocity. Does not include locals, yard jobs, or work trains. This is a measure of line of road efficiency and the impact of trains held out of terminals.

Dwell: The amount of time between car arrival at and departure from the yard. Does not include cars moving through the yard on the same train. This is a key measure of terminal performance.

Cars-On-Line: The number of cars on the CSXT rail network, as reported by the AAR. Does not include locomotives, trailers, containers, or maintenance equipment. This is a measure of fluidity.

On-Time Train Originations: The percent of scheduled trains departing the origin station at or prior to the scheduled departure time. Includes intermodal, automobile, and merchandise trains.

On-Time Destination Arrivals: The percent of scheduled trains arriving the destination station early to 2 hours late. Intermodal trains can be no more than 30 minutes late.

Recrews: The number of relief crews called. This is a measure of line of road efficiency in the use of crews.

57

Consolidated Income Statement

Dollars in Millions (except per share amounts)	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total	2002 Total
Surface Transportation											
Operating Revenue	$1,915	$1,995	$1,938	$2,172	$8,020	$1,833	$1,887	$1,823	$1,896	$7,439	$7,183
Operating Expenses											
Labor and Fringe	685	673	678	740	2,776	667	663	643	655	2,628	2,597
Materials, Supplies and Other	415	423	403	466	1,707	388	378	366	398	1,530	1,391
Depreciation	160	157	170	215	702	153	156	152	150	611	605
Fuel	154	151	162	189	656	158	136	132	140	566	449
Building and Equipment Rent	136	144	140	146	566	138	131	147	146	562	556
Inland Transportation	74	70	72	77	293	74	77	74	73	298	268
Conrail Rents, Fees and Services	87	82	63	24	256	86	87	86	83	342	322
Provision for Casualty Claims	-	-	-	-	-	-	-	229	-	229	-
Restructuring Charge - Net	53	15	3	-	71	-	-	10	12	22	-
Total Operating Expenses	1,764	1,715	1,691	1,857	7,027	1,664	1,628	1,839	1,657	6,788	6,188
Surface Transportation Operating Income	151	280	247	315	993	169	259	(16)	239	651	995
Other Operating Income	1	1	3	2	7	(17)	-	(112)	(2)	(131)	24
Consolidated Operating Income	152	281	250	317	1,000	152	259	(128)	237	520	1,019
Other Income	(4)	6	32	38	72	-	28	30	35	93	78
Interest Expense	108	109	106	112	435	103	105	103	107	418	445
Pre-tax Earnings from Continuing Operations	40	178	176	243	637	49	182	(201)	165	195	652
Income Tax Expense	13	60	62	84	219	17	68	(80)	53	58	242
Net Earnings from Continuing Operations	27	118	114	159	418	32	114	(121)	112	137	410
Discontinued Operations - Net of Tax	4	1	9	(93)	(79)	10	13	18	11	52	57
Cumulative Effect of Accounting Change - Net of Tax	-	-	-	-	-	57	-	-	-	57	(43)
Net Earnings	$ 31	$ 119	$ 123	$ 66	$ 339	$ 99	$ 127	$ (103)	$ 123	$ 246	$ 424

58

Consolidated Balance Sheets

Dollars in Millions	2004	2003	Effect of Conrail Spin-Off	Pro Forma 2003	2002
Assets					
Current Assets					
Cash, Cash Equivalents and Short-term Investments	$ 859	$ 368	-	$ 368	$ 264
Accounts Receivable — Net	1,143	1,115	-	1,115	750
Materials and Supplies	165	168	-	168	178
Deferred Income Taxes	20	136	-	136	128
Other Current Assets — Net	157	64	7	71	153
Assets Held for Sale	643	446	-	446	661
Total Current Assets	2,987	2,297	7	2,304	2,134
Properties — Net	19,945	13,634	6,151	19,785	13,188
Investment in Conrail	574	4,678	(4,185)	493	4,653
Affiliates and Other Companies	296	225	-	225	147
Other Long-term Assets — Net	779	926	136	1,062	829
Total Assets	$ 24,581	$ 21,760	$ 2,109	$ 23,869	$ 20,951
Liabilities					
Current Liabilities					
Accounts Payable	$ 879	$ 821	-	$ 821	$ 795
Labor and Fringe Benefits Payable	371	388	-	388	448
Casualty, Environmental and Other Reserves	312	280	-	280	246
Current Maturities of Long-term Debt	983	426	-	426	391
Short-term Debt	101	2	-	2	143
Income and Other Taxes Payable	170	114	-	114	140
Other Current Liabilities	115	144	7	151	158
Liabilities Held for Sale	386	199	-	199	282
Total Current Liabilities	3,317	2,374	7	2,381	2,603
Casualty, Environmental and Other Reserves	735	836	6	842	604
Long-term Debt	6,234	6,886	(55)	6,831	6,519
Deferred Income Taxes	5,979	3,707	2,142	5,849	3,556
Other Long-term Liabilities	1,505	1,509	9	1,518	1,427
Total Liabilities	17,770	15,312	2,109	17,421	14,709
Shareholders' Equity					
Common Stock, $1 Par Value	216	215	-	215	215
Other Capital	1,605	1,579	-	1,579	1,547
Retained Earnings	5,210	4,957	-	4,957	4,797
Accumulated Other Comprehensive Loss	(220)	(303)	-	(303)	(317)
Total Shareholders' Equity	6,811	6,448	-	6,448	6,242
Total Liabilities and Shareholders' Equity	$24,581	$ 21,760	$ 2,109	$ 23,869	$ 20,951

59

CONSOLIDATED CASH FLOW STATEMENT

Dollars in Millions	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total	2002 Total
Operating Activities											
Net Earnings	$ 31	$119	$ 123	$ 66	$339	$ 99	$127	$(103)	$123	$246	$424
Depreciation	167	165	179	219	730	160	162	160	161	643	649
Deferred Income Taxes	16	51	48	125	240	18	80	(76)	97	119	172
Cumulative Effect of Accounting Change — Net of Tax	-	-	-	-	-	(57)	-	-	-	(57)	43
Additional Loss on Sale	-	-	-	-	-	-	-	108	-	108	-
Provision for Casualty Reserves	-	-	-	-	-	-	-	232	-	232	-
Restructuring Charge — Net	59	15	3	-	77	-	-	-	22	22	-
Net Gain on Conrail Spin-off — After Tax	-	-	(16)	-	(16)	-	-	-	-	-	-
Other Operating Activities	-	(45)	(67)	15	(97)	22	(6)	1	(125)	(108)	(108)
Termination of Sale of Accounts Receivable	-	-	-	-	-	-	(380)	-	-	(380)	-
Accounts Receivable	4	(51)	49	(5)	(3)	(73)	8	17	67	19	30
Other Current Assets	(51)	33	22	25	29	(31)	(11)	49	33	40	23
Accounts Payable	27	4	(32)	(1)	(2)	51	(66)	33	31	49	(83)
Other Current Liabilities	(49)	24	37	137	149	(145)	7	18	(9)	(129)	(23)
Net Cash Provided By (Used In) Operating Activities	204	315	346	581	1,446	44	(79)	439	400	804	1,127
Investing Activities											
Property Additions	(264)	(220)	(250)	(296)	(1,030)	(150)	(329)	(278)	(302)	(1,059)	(1,080)
Net Proceeds from Divestitures	-	-	55	-	55	214	-	-	-	226	-
Short-term Investments — Net	(132)	57	(274)	102	(247)	(1)	1	(213)	281	69	350
Other Investing Activities	(25)	(12)	13	6	(18)	(32)	12	(6)	(4)	(43)	(45)
Net Cash Provided By (Used In) Investing Activities	(421)	(175)	(456)	(188)	(1,240)	31	(316)	(497)	(25)	(807)	(775)
Financing Activities											
Short-term Debt — Net	152	550	(601)	(2)	99	12	549	25	(727)	(141)	140
Long-term Debt Issued	50	12	350	(11)	401	67	16	350	486	919	748
Long-term Debt Repaid	(32)	(347)	(6)	(49)	(434)	(95)	(123)	(74)	(208)	(500)	(1,159)
Dividends Paid	(21)	(22)	(21)	(22)	(86)	(21)	(22)	(22)	(21)	(86)	(86)
Other Financing Activities	2	1	15	22	40	(6)	(10)	(10)	6	(20)	(5)
Net Cash Provided by (Used In) Financing Activities	151	194	(263)	(62)	20	(43)	410	269	(464)	172	(362)
Net Increase (Decrease) in Cash & Cash Equivalents	$(66)	$334	$(373)	$331	$226	$ 32	$ 15	$ 211	$(89)	$169	$(10)
Cash & Cash Equivalents at Beginning of Period	296	230	564	191	296	127	159	174	385	127	137
Cash & Cash Equivalents at End of Period	230	564	191	522	522	159	174	385	296	296	127
Short-term Investments at End of Period	217	164	438	337	337	135	137	351	72	72	137
Cash, Cash Equivalents and Short-term Investment	$447	$728	$ 629	$859	$859	$294	$311	$ 736	$368	$368	$264

60

Calculation of Certain Non-GAAP Measures

The Company reports its financial results in accordance with generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing the Company's business may provide users of the financial information with additional meaningful comparisons of prior reported results. Certain of this information set forth herein may constitute non-GAAP financial measures within the meaning of Regulation G by the Securities and Exchange Commission. A reconciliation of these measures to the most directly comparable GAAP financial measure or the computation of the non-GAAP financial measure is presented in reasonable detail. The presentation of non-GAAP financial information should be considered in addition to, rather than a substitute for, comparable amounts determined in accordance with generally accepted accounting principles in the United States.

The calculation of All-in Net Debt to Capital is presented because management believes off-balance sheet accounts receivable and operating leases are relevant in assessing the company's total leverage relative to its overall capital structure. The net debt to total capital ratio has been adjusted to include off-balance sheet accounts receivable and operating leases.

The reconciliation of Free Cash Flow is presented because management believes that Free Cash Flow is important in evaluating its financial performance and measures an ability to generate cash without incurring additional external financings. Free Cash Flow should be considered in addition to, rather than as a substitute for, net increase or decrease in cash and cash equivalents.

	As of		
(Dollars in millions)	Dec. 31, 2004	Dec. 26, 2003	Dec. 27, 2002
Net All-in Debt to Capital Calculation:			
Total Debt			
Current Maturities of Long-term Debt	$ 983	$ 426	$ 391
Short-term Debt	101	2	143
Long-term Debt	6,234	6,886	6,520
Total Balance Sheet Debt	7,318	7,314	7,054
Sale of Accounts Receivable	-	-	380
Net Present Value of CSX Operating Leases	745	745	1,097
Total All-in Debt	8,063	8,059	8,531
Cash and Cash Equivalents and Short-term Investments	(859)	(368)	(264)
Net All-in Debt	7,204	7,691	8,267
Shareholders' Equity	6,811	6,448	6,241
Net All-in Capital	$14,015	$14,139	$14,508
Net All-in Debt to Capital:	51%	54%	57%

	Fiscal Years Ended		
(Dollars in millions)	Dec. 31, 2004	Dec. 26, 2003	Dec. 27, 2002
Free Cash Flow Reconciliation			
Net Increase in Cash and Cash Equivalents	$226	$169	$(10)
Add (Deduct):			
Termination of Sale of Accounts Receivable	-	380	120
Short-Term Investments	247	(68)	(350)
Other Financing Activities	(127)	(282)	253
42% Conrail Free Cash Flow	115	164	178
Free Cash Flow	$ 461	$ 363	$ 191

61

Volume

Carloads in Thousands	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total	2002 Total
Merchandise											
Chemicals	139	140	139	146	564	137	133	136	135	541	539
Forest Products	114	115	115	121	465	114	116	115	114	459	449
Agricultural Products	92	89	82	93	356	91	89	88	95	363	361
Metals	94	95	95	96	380	88	87	85	88	348	319
Emerging Markets	112	134	126	134	506	101	125	130	120	476	424
Food and Consumer	59	61	59	66	245	58	62	61	61	242	235
Phosphates and Fertilizers	120	121	107	123	471	117	113	114	116	460	463
Total Merchandise	730	755	723	779	2,987	706	725	729	729	2,889	2,790
Automotive	125	135	112	135	507	131	139	120	139	529	538
Coal, Coke and Iron Ore											
Coal	403	410	406	440	1,659	373	400	391	406	1,570	1,574
Coke and Iron Ore	17	17	17	20	71	12	18	17	18	65	70
Total Coal, Coke and Iron Ore	420	427	423	460	1,730	385	418	408	424	1,635	1,644
Total Rail	1,275	1,317	1,258	1,374	5,224	1,222	1,282	1,257	1,292	5,053	4,972
Intermodal											
Domestic	254	267	239	268	1,028	247	265	263	285	1,060	982
International	295	322	320	341	1,278	279	300	301	290	1,170	1,137
Total Intermodal	549	589	559	609	2,306	526	565	564	575	2,230	2,119
Total Surface Transportation	1,824	1,906	1,817	1,983	7,530	1,748	1,847	1,821	1,867	7,283	7,091

62

Revenue

Dollars in Millions	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total	2002 Total
Merchandise											
Chemicals	$ 256	$ 264	$ 266	$ 283	$1,069	$ 250	$ 243	$ 248	$ 248	$ 989	$ 959
Forest Products	159	166	171	185	681	152	159	158	153	622	600
Agricultural Products	131	127	117	137	512	128	124	116	129	497	494
Metals	119	125	129	138	511	110	108	107	110	435	401
Emerging Markets	117	129	120	138	504	112	118	125	116	471	398
Food and Consumer	87	92	93	105	377	83	90	89	89	351	330
Phosphates and Fertilizers	89	88	75	89	341	87	85	74	83	329	324
Total Merchandise	958	991	971	1,075	3,995	922	927	917	928	3,694	3,506
Automotive	202	220	185	228	835	208	224	193	228	853	845
Coal, Coke and Iron Ore											
Coal	405	426	423	460	1,714	370	401	384	388	1,543	1,529
Coke and Iron Ore	17	16	15	18	66	13	15	14	15	57	69
Total Coal, Coke and Iron Ore	422	442	438	478	1,780	383	416	398	403	1,600	1,598
Other	23	19	22	20	84	18	6	2	9	35	54
Total Rail	1,605	1,672	1,616	1,801	6,694	1,531	1,573	1,510	1,568	6,182	6,003
Intermodal											
Domestic	192	199	184	220	795	183	192	195	214	784	696
International	117	125	128	137	507	113	121	120	115	469	476
Other	1	(1)	10	14	24	6	1	(2)	(1)	4	8
Total Intermodal	310	323	322	371	1,326	302	314	313	328	1,257	1,180
Total Surface Transportation	$1,915	$1,995	$1,938	$2,172	$8,020	$1,833	$1,887	$1,823	$1,896	$7,439	$7,183

63

Revenue per Carload

Dollars in Millions	2004 Q1	2004 Q2	2004 Q3	2004 Q4	2004 Total	2003 Q1	2003 Q2	2003 Q3	2003 Q4	2003 Total	2002 Total
Merchandise											
Chemicals	$1,842	$1,886	$1,914	$1,938	$1,895	$1,825	$1,827	$1,824	$1,837	$1,828	$1,779
Forest Products	1,395	1,443	1,487	1,529	1,465	1,333	1,371	1,374	1,342	1,355	1,336
Agricultural Products	1,424	1,427	1,427	1,473	1,438	1,407	1,393	1,318	1,358	1,369	1,368
Metals	1,266	1,316	1,358	1,438	1,345	1,250	1,241	1,259	1,250	1,250	1,257
Emerging Markets	1,045	963	952	1,030	996	1,109	944	962	967	989	939
Food and Consumer	1,475	1,508	1,576	1,591	1,539	1,431	1,452	1,459	1,459	1,450	1,404
Phosphates and Fertilizers	742	727	701	724	724	744	752	649	716	715	700
Total Merchandise	1,312	1,313	1,343	1,380	1,337	1,306	1,279	1,258	1,273	1,279	1,257
Automotive	1,616	1,630	1,652	1,689	1,647	1,588	1,612	1,608	1,640	1,612	1,571
Coal, Coke and Iron Ore											
Coal	1,005	1,039	1,042	1,045	1,033	992	1,003	982	956	983	971
Coke and Iron Ore	1,000	941	882	900	930	1,083	833	824	833	877	986
Total Coal, Coke and Iron Ore	1,005	1,035	1,035	1,039	1,029	995	995	975	950	979	972
Total Rail	1,259	1,270	1,285	1,311	1,281	1,253	1,227	1,201	1,214	1,223	1,207
Intermodal											
Domestic	756	745	770	821	773	741	725	741	751	740	709
International	397	388	400	402	397	405	403	399	397	401	419
Total Intermodal	565	548	576	609	575	574	556	555	570	564	557
Total Surface Transportation	$1,050	$1,047	$1,067	$1,095	$1,065	$1,049	$1,022	$1,001	$1,016	$1,021	$1,013

64

500 Water Street, 15th Floor Jacksonville, FL 32202 www.csx.com